EXHIBIT 21
MATERIAL SUBSIDIARIES OF THE COMPANY

Jurisdiction of
Name of Subsidiary	Incorporation

BRV, Inc. (The (Kitsap) Sun, Redding Record Searchlight, Ventura County Newspapers)	California
Boulder Publishing Company (Daily Camera)	Colorado
Channel 7 of Detroit, Inc., (WXYZ)	Michigan
Collier County Publishing Company (Naples Daily News)	Florida
D.I.Y. Insurance Company	South Carolina
Denver Publishing Company (Rocky Mountain News)	Colorado
Evansville Courier Company, Inc., approximately 94%-owned (The Evansville Courier, The Henderson Gleaner)	Indiana
Independent Publishing Company (Anderson Independent-Mail)	South Carolina
Knoxville News-Sentinel Company	Delaware
Memphis Publishing Company, approximately 96%-owned (The Commercial Appeal)	Delaware
New Mexico State Tribune Company (The Albuquerque Tribune)	New Mexico
Scripps Texas Newspapers L.P. (Corpus Christi Caller-Times, Abilene Reporter-News Wichita Falls Times Record News, San Angelo Standard-Times)	Delaware
Scripps Howard Broadcasting Company, (WMAR, Baltimore; WCPO, Cincinnati; WEWS, Cleveland; KSHB, Kansas City; KMCI, Lawrence; KNXV, Phoenix, KJRH, Tulsa; WPTV, West Palm Beach)	Ohio
Scripps Howard Publishing Co. (Scripps Howard News Service)	Delaware
Scripps Ventures, LLC	Delaware
Scripps Treasure Coast Publishing Company (Ft. Pierce Tribune, Jupiter Courier, Stuart News, Vero Beach Press Journal)	Florida
Tampa Bay Television, Inc., (WFTS)	Delaware
United Feature Syndicate, Inc., (United Media, Newspaper Enterprise Association)	New York